Exhibit 10.35

EXLSERVICE HOLDINGS, INC. 2003 STOCK OPTION PLAN

AMENDED AND RESTATED NONQUALIFIED STOCK OPTION AGREEMENT

THIS AMENDED AND RESTATED OPTION AGREEMENT (the “Agreement”), dated as of July 27, 2006, is made by and between ExlService Holdings, Inc., a Delaware corporation (the “Company”), and Amit Shashank (the “Participant”, and is an amendment and restatement of the Nonqualified Stock Option Agreement (the “Original Agreement” between the Company and the Participant dated as of June 1, 2005 (the “Date of Grant”).

WHEREAS, the Company has adopted the ExlService Holdings, Inc. 2003 Stock Option Plan (the “Plan”), pursuant to which options may be granted to purchase shares of the Company’s Series B common stock, par value, $0.001 per share (“Stock”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to grant the stock option award provided for herein to the Participant subject to the terms set forth herein; and

WHEREAS, the Company and the Participant have agreed to revise the vesting provisions contained in the Original Agreement, as reflected in this amended and restated Agreement;

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Option.

(a) Grant. The Company hereby grants to the Participant an option (the “Option”) to purchase 20,000 shares of Stock (such shares of Stock, the “Option Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. This Option is not intended to be treated as an Incentive Stock Option.

(b) Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

2. Terms and Conditions.

(a) Option Price. The price at which the Participant shall be entitled to purchase the Option Shares upon the exercise of all or any portion of this Option shall be $23.75 per share.

(b) Expiration Date. Subject to Section 2(d) hereof, the Option shall expire at the end of the period commencing on the Date of Grant and ending at 11:59 p.m. Eastern Time (“ET”) on the day preceding the tenth anniversary of the Date of Grant (the “Option Period”).

(c) Exercisability of the Option.

(i) Except as may otherwise be provided herein, the Option shall become vested and exercisable as to 25% of the Option Shares on June 1, 2006, and an additional 25% of the unvested Option Shares shall become vested and exercisable on each of June 1, 2007, June 1, 2008, and June 1, 2009.

(ii) In the event that a “Change in Control” (as defined in the Company’s 2006 Omnibus Award Plan) occurs at a time when any portion of the Option remains unvested, then effective upon the consummation of the Change in Control the vesting of the Option shall accelerate such that any portion of the Option which would have become vested during the one-year period following the Change in Control shall become vested effective as of the consummation of the Change in Control. Moreover, (i) in the event that the Participant’s employment with the Company is terminated by the Company without “Cause” (as defined in the Participant’s employment letter or any successor thereto) (a) at any time following a Change in Control or (b) in specific contemplation of a Change in Control or (ii) in the event the Participant resigns with “Good Reason” (as defined below) at any time following a Change in Control, the Participant shall, upon and subject to the execution (and non-revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its subsidiaries and each of their employees, officers and directors be entitled to immediate vesting as of the termination date of any portion of the Option which is unvested as of the termination date. The term “Good Reason” shall have the meaning set forth in the Participant’s employment letter or any successor thereto or, in the absence of such definition therein, the occurrence, without the Participant’s prior written consent, of any of the following events:

(A) a substantial reduction of the Participant’s duties or responsibilities, or the Participant being required to report to any person other than the Board or the Company’s Chief Executive Officer or President; provided that, if there is a Change in Control and the Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in the Participant’s title shall not a constitute a significant reduction of the Participant’s duties and authorities hereunder;

(B) the Participant’s job title is adversely changed, provided that if there is a Change in Control and the Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in the Participant’s title shall not constitute a significant reduction of the Participant’s duties and authorities hereunder;

(C) following a Change in Control, a change in the office or location where the Participant is based of more than thirty (30) miles, which new location is more than thirty (30) miles from the Participant’s primary residence; or

(D) following a Change in Control, a breach by the Company of any material term of the Participant’s employment letter or any successor thereto;

provided that, a termination by the Participant with Good Reason shall be effective only if, within thirty (30) days following the Participant’s first becoming aware of the circumstances giving rise to Good Reason, the Participant delivers a “notice of termination” for Good Reason to the Company, and the Company within fifteen (15) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

(iii) The Option may be exercised only by written notice, substantially in the form attached hereto as Exhibit A (or a successor form provided by the Committee) delivered in person or by mail in accordance with Section 3(a) hereof and accompanied by (i) payment therefore, (ii) an executed copy of the Stock Purchase Agreement, substantially in the form attached hereto as Exhibit B, by and between the Company and the Participant (the “Stock Purchase Agreement”), and (iii) if the Participant is married and is a resident of a state which is a “Community Property” state, an executed spousal consent substantially in the form attached hereto as Exhibit C. The purchase price of the Option Shares shall be paid by the Participant to the Company (A) by certified check, (B) following an initial public offering by the Company of shares of Stock registered under the Securities Act of 1933, as amended (an “Initial Offering”), by a “cashless exercise” procedure if and in the manner approved by the Committee, or (C) by any other method approved by the Committee in writing. If requested by the Committee, the Participant shall promptly deliver his copy of this Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and promptly return such Agreement to the Participant.

(d) Effect of Termination of Employment on Options. In the event that the Participant ceases to be employed by the Company or its Affiliates for any reason, the Option (to the extent then outstanding) shall expire at 11:59 p.m., ET on the earlier of (i) the last day of the Option Period, or (ii) the date that is 90 days after the date of such termination. In such event, the Option shall remain exercisable by the Participant until its expiration, only to the extent the Option was vested and exercisable at the time of such termination.

(e) Compliance with Legal Requirements. The granting and exercising of the Option, and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Option Shares as the Committee may consider appropriate and may require the Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Option Shares in compliance with applicable laws, rules and regulations.

(f) Transferability. The Option shall not be transferable by the Participant other than by will or the laws of descent and distribution.

(g) Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Stock subject to this Option unless, until and to the extent that (i) this Option shall have been exercised pursuant to its terms, (ii) the Participant shall have executed the Stock Purchase Agreement, (iii) the Company shall have issued and delivered to the Participant the Option Shares, and (iv) the Participant’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company.

(h) Tax Withholding. Prior to the delivery of a certificate or certificates representing the Option Shares, the Participant must pay in the form of a certified check to the Company any such additional amount as the Company determines that it is required to withhold under applicable federal, state or local tax laws in respect of the exercise or the transfer of Option Shares; provided that the Committee may, in its sole discretion, allow such withholding obligation to be satisfied by any other method described in Section 8(d) of the Plan.

3. Miscellaneous.

(a) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

ExlService Holdings, Inc.

350 Park Avenue, 10th Floor

New York, NY 10022

Facsimile: (212) 872-1524

Attention: Mr. Rohit Kapoor

with a copy to:

Oak Hill Capital Management, Inc.

Park Avenue Tower

65 East 55th Street, 36th Floor

New York, NY 10022

Facsimile: (212) 758-3572

Attention: John R. Monsky, Esq.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telecopy: (212) 373-3000

Attention: Kenneth M. Schneider, Esq.

if to the Participant:

Amit Shashank

5 Parkfield Road

Scarsdale, NY 10583

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(d) Bound by Plan. By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(e) Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(e) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(f) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including but limited to the Original Agreement (other than Exhibits A, B and C thereto, which shall continue to apply as stated in Section 2(c) hereof). The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing and signed by the parties hereto.

(g) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(h) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(i) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

EXLSERVICE HOLDINGS, INC.

By:	/s/ Rohit Kapoor
Name: Rohit Kapoor
Title: President

THE PARTICIPANT

/s/ Amit Shashank
Amit Shashank

[Signature Page to Nonqualified Stock Option Agreement]

Exhibit A

NOTICE OF OPTION EXERCISE

PURSUANT TO THE EXLSERVICE HOLDINGS, INC. 2003 STOCK OPTION PLAN

To exercise your option to purchase shares of ExlService Holdings, Inc. (the “Company”) Series B common stock (“Shares”), please fill out this form and execute the attached Stock Purchase Agreement and return them to the Corporate Secretary of the Company, together with a certified check in the amount of the exercise price due, which is the product of the number of Shares with respect to which you are exercising the Option and the per share exercise price of $0.24. You are not required to exercise your option with respect to all Shares thereunder. You also must include a certified check in the amount of any required payroll taxes and income tax withholding due in connection with your exercise, unless the Committee administering the ExlService Holdings, Inc. 2003 Stock Option Plan specifically provides for such obligation to be satisfied in a different manner.

I hereby exercise my right to purchase                      Shares under the option granted to me pursuant to the Nonqualified Stock Option

Agreement between myself and the Company, dated as of                     , 2003. I am vested in my option as to the Shares being

purchased hereunder. Enclosed is one or more certified checks covering both the exercise price of $                     and the required

payroll taxes and income tax withholding of $                     (if applicable). (Please contact the office of the [Chief Executive Officer]

of the Company to determine the amount of any required payroll taxes and income tax withholding.) I also have signed and enclosed the Stock Purchase Agreement which was attached to my Nonqualified Stock Option Agreement, and understand that the option exercise is not effective unless the executed Stock Purchase Agreement is enclosed. I hereby represent that, to the best of my knowledge and belief, I am legally entitled to exercise this option.

Signature:

Printed Name:

Social Security Number:

Date:

CONSENT OF SPOUSE

I, [                    ], spouse of Amit Shashank, have read and approve of the Stock Purchase Agreement, dated as of                     , 20[03], by and between ExlService Holdings, Inc. and Amit Shashank. In consideration of the sale of shares of ExlService Holdings, Inc. to my spouse, as set forth in the Stock Purchase Agreement, I hereby appoint my spouse as my attomey-in-fact in respect to the exercise of any rights under the Stock Purchase Agreement and agree to be bound by the provisions of the Stock Purchase Agreement, insofar as I may have any rights in said Stock Purchase Agreement or any shares issued pursuant thereto under the community property laws of the [                    ] or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Stock Purchase Agreement.

Dated:                     , 20[03].

Signature